UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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PHOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 4, 2006
___________________________________________________________

TO THE SHAREHOLDERS OF PHOTRONICS, INC.

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804 on April 4, 2006, at 10:00 a.m. Eastern Standard Time, for the following purposes:

1)	To elect 7 members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 29, 2006; and

3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 14, 2006 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Edwin L. Lewis
Edwin L. Lewis
Secretary

February 24, 2006

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
_____________________________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on April 4, 2006

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Photronics, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on April 4, 2006, at 10:00 a.m. Eastern Standard Time at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804, or any adjournments or postponements thereof (the "Annual Meeting"). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about February 24, 2006.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company's common stock ("Common Stock") represented by such proxies "FOR" Proposals 1 and 2 and in accordance with their best judgment on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the notice.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 14, 2006 are entitled to notice of and to vote at the Annual Meeting. As of February 14, 2006, there were 41,387,044 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Meeting require the following votes to be approved: (1) Proposal 1 (election of directors) - - a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect 7 members of the Board of Directors; and (2) Proposal 2 (ratification of selection of independent registered public accounting firm for the fiscal year ending October 29, 2006) - - a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Delottie & Touch LLP. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

     OWNERSHIP OF COMMON
STOCK BY DIRECTORS, NOMINEES,
OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company's Common Stock as of February 14, 2006 by (i) beneficial owners of more than five percent of the Common Stock, (ii) each director, (iii) each nominee for election as a director, (iv) each currently employed executive officer named in the summary compensation table set forth below, and (v) all directors and currently employed executive officers of the Company as a group.

PROPOSAL 1
ELECTION OF DIRECTORS

A board of 7 directors is to be elected at the Annual Meeting to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

Messrs. Fiederowicz, Fiorita, Maris and Tyson qualify as independent under applicable Nasdaq National Market ("NASDAQ") rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. From April 1997 until August 1997, he served as the President and Chief Executive Officer of WorldCorp., Inc., the holding company of World Airways, Inc., a provider of long range passenger and cargo air transportation services to major airlines, and of InteliData Technologies Corporation, a provider of caller identification based telecommunications devices, smart telephones and on-line electronics information services. Mr. Fiederowicz served as Chairman of Colonial Data Technologies Corp., a distributor of telecommunications equipment which subsequently merged into InteliData Technologies Corporation, from August 1994 to March 1996. He currently is Chairman of the Board of Omega Underwriting Holdings Limited, the holding company of the Lloyd's insurance underwriter and serves as a director and as a member of the audit committee of First Albany Companies, Inc., the parent of a broker-dealer. Mr. Fiederowicz is Chairman of the Compensation Committee, Vice Chairman of the Audit Committee and a member of the Executive Committee and the Investment Committee.

Joseph A. Fiorita, Jr., CPA has been a partner since 1973 at Fiorita, Kornhaas and Van Houten, P.C., an independent certified public accounting firm located in Danbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee, Vice Chairman of the Compensation Committee and a member of the Nominating Committee. Mr. Fiorita qualifies as an audit committee financial expert under applicable Securities and Exchange Commission (“SEC”) audit committee rules.

Michael J. Luttati has served as the Chief Executive Officer and a member of the Board of Directors since June, 2005. Prior to joining Photronics, Mr. Luttati served as Executive Vice President and Chief Operating Officer of Axcelis Technologies, Inc. (“Axcelis”) from January 2002 to May 2005. From January 2000 to January 2002, Mr. Luttati was Senior Vice President and General Manager of Axcelis. From November 1998 to December 1999, Mr. Luttati was Vice President, Worldwide Field Operations of Axcelis. From February 1996 to November 1998, Mr. Luttati was Vice President, North America Field Operations for Teradyne, Inc.

Constantine S. Macricostas is Chairman of the Board. From February 23, 2004 until June 7, 2005, he assumed the additional responsibility of Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is Chairman of the Executive Committee and a member of the Investment Committee. Mr. Macricostas is Chairman of the Board and a director of RagingWire Enterprise Solutions, Inc., (“RagingWire”), a company that provides secure managed information technology services and data center infrastructure to data intensive enterprise companies.

George Macricostas is the Executive Vice Chairman of the Board and founder of RagingWire. From May, 2000 through October 16, 2005, Mr. Macricostas was Chief Executive Officer of RagingWire. From February 1996 until April 2000, Mr. Macricostas was a senior vice president at Photronics, Inc. where he was responsible for all aspects of Photronics, Inc.’s global information technology infrastructure. Mr. Macricostas is Chairman of the Investment Committee, and a member of the Strategic Alliance & Planning Committee.

Willem D. Maris served as the President and Chief Executive Office of ASM Lithography Holding N.V. ("ASML") from June 1990 until his retirement in January 2000. Headquartered in the Netherlands, ASML develops and manufactures markets and services advanced lithography projection systems for the fabrication of integrated circuits. He is a director of FSI International Inc. and Chairman of the Supervisory Board of BE Semiconductor Industries N.V. Mr. Maris is Chairman of the Strategic Alliance & Planning Committee and is a member of the Nominating Committee.

Mitchell G. Tyson, has served as the Chief Executive Officer and a Director of Advanced Electron Beams, a privately held developer of electron beam industrial process systems since October 2005. Prior to joining Advanced Electron Beams, Mr. Tyson held positions of increasing management responsibility during his fifteen-year tenure at PRI Automation, the world's leading supplier of semi-fab materials handling systems. Most recently he served as PRI Automation's Chief Executive Officer from 1998 to 2002. Prior to joining PRI Automation, he worked at GCA Corporation from 1985 to 1987 and served as science advisor to U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is currently Chairman of the Board for Amberwave Systems, the leading supplier of strained silicon technology as well as a member of the Semiconductor Equipment and Materials Institute's (SEMI®) North American Advisory Board and is a member of its Public Policy Committee. He is also a director of Rubicon Technology, a private company which develops, manufactures and distributes sapphire substrates and components and other advanced technology materials. Mr. Tyson is Chairman of the Nominating Committee, and is a member of the Audit Committee, the Executive Committee, and the Strategic Alliance & Planning Committee.

Constantine S. Macricostas is the father of George Macricostas.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met 8 times during the 2005 fiscal year. During fiscal 2005, each director attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which such director served.

The Company's Board of Directors has Audit, Executive, Compensation, Investment, Strategic Alliance & Planning and Nominating Committees. Membership of the Audit, Compensation and Nominating Committees is comprised of independent, non-employee directors.

The Audit Committee's functions include the appointment of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. Messrs. Fiederowicz, Fiorita and Tyson are members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. Mr. Fiorita qualifies as an audit committee financial expert under applicable SEC audit committee rules. The Audit Committee held 10 meetings during the 2005 fiscal year.

The Compensation Committee's functions include establishing compensation policies and programs for the executive officers of the Company and administration of the Company's stock plans. Messrs. Fiederowicz and Fiorita are members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 7 meetings during the 2005 fiscal year.

The Investment Committee was organized during the 2002 fiscal year and oversees the Company's investment activities including the commitment of funds and monitoring of investment performance. Messrs. Fiederowicz, Constantine Macricostas and George Macricostas are members of the Investment Committee. The Investment Committee held no meetings during the 2005 fiscal year; however, members of this Committee met informally with senior management throughout the year.

The Executive Committee with certain exceptions may exercise all of the authority of the Board between regular meetings of the entire Board. Messrs. Fiederowicz, Constantine Macricostas and Tyson are members of the Executive Committee. The Executive Committee held no meetings during the 2005 fiscal year; however, this Committee met informally with senior management throughout the year.

The Strategic Alliance & Planning Committee reviews and provides recommendations to the entire Board on various matters relating to strategic alliances and long-range planning for the Company's business. Messrs. George Macricostas, Maris and Tyson are members of the Strategic Alliance & Planning Committee. This Committee held no meetings during the 2005 fiscal year.

The Nominating Committee's functions include the consideration and nomination of candidates for election to the Board. Messrs. Fiorita, Maris and Tyson are members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 2 meetings during the 2005 fiscal year.

The Nominating Committee Charter is posted on the Company's website at www.photronics.com.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, and the qualities or skills necessary and the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for photomasks. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee will also consider qualified candidates for Director suggested by shareholders in written submissions to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Corporate Secretary. The Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a shareholder or not.

The Nominating Committee did not receive any recommendations for nomination for Director from a shareholder or group who, individually or in the aggregate, beneficially owned greater than 5 percent of the Company's voting common stock for at least one year.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Corporate Secretary. All communications will be compiled by the Secretary and submitted to the Board, or the individual Directors, on a periodic basis.

It is the Company's policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict, and attendance has been excused by the Board. All the nominees who were Directors during the last fiscal year and who are standing for election at the 2006 Annual Meeting of Shareholders attended the 2005 Annual Meeting of Shareholders, with the exception of Willem D. Maris, who was excused.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meet the independence requirements of the applicable NASDAQ and SEC rules. The Committee operates under a written charter adopted by the Board. The Committee also undertakes a written performance evaluation of the Committee on an annual basis.

For the fiscal year ended October 30, 2005, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU380) and received the written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee reviewed and discussed with management and the independent auditors, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions. In addition, the Audit Committee discussed with the independent auditors the independence of the independent auditors. The Committee considered whether the provision of non-audit services by Deloitte and Touche LLP ("D&T") to the Company is compatible with maintaining the independence of D&T and concluded that the independence of D&T is not compromised by the provision of such services. The Committee met with management periodically during the year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Committee pre-approves all audit and non-audit services provided to the Company by D&T. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2005 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

In 2003, the Audit Committee adopted a complaint procedure for accounting and auditing matters and violations of Company policy.

This report is submitted by:
Joseph A. Fiorita, Jr. Chairman

Walter M. Fiederowicz
Mitchell G. Tyson

EXECUTIVE OFFICERS

The names of the executive officers of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Michael J. Luttati has served as the Chief Executive Officer and a member of the Board of Directors since June of 2005. Prior to joining Photronics, Mr. Luttati was Executive Vice President and Chief Operating Officer of Axcelis Technology, Inc. (“Axcelis”) from January 2002 to May 2005. From January 2000 to January 2002, he was the Senior Vice President and General Manager of Axcelis. From November 1998 to December 1999 he was Vice President, Worldwide Field Operations of Axcelis. From February 1996 to November 1998, Mr. Luttati was the Vice President of North America Field Operations for Teradyne, Inc.

Edwin L. Lewis was elected Vice President, Secretary and General Counsel in May 2003. From March 2000 to April 2003, he was Vice President and General Counsel for American Science and Engineering, Inc., an international designer and manufacturer of x-ray detection equipment for protection of ports, borders and high security U.S. government facilities. From May 1997 to March 2000, he was President of The Atlantic Legal Foundation, a public interest law firm headquartered in New York City.

Sean T. Smith was promoted to Senior Vice President on January 25, 2005, and continues to serve as Chief Financial Officer. In March 2002, Mr. Smith was elected Vice President and Chief Financial Officer. Prior to that date he had been Vice President-Controller. He joined Photronics in April 2000. From 1999 to 2000, Mr. Smith was Vice President and Chief Financial Officer of Carvel Corporation, a closely held soft ice cream manufacturer.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for each of the three fiscal years during the periods ended October 30, 2005, October 31, 2004 and November 2, 2003 to each of the individuals who served (i) as the Chief Executive Officer during the 2005 fiscal year and (ii) the three other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the "Named Executives").

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation Salary ($)	Bonus ($)	Other Annual Compensation ($)	Long-Term Compensation Restricted Stock Awards ($)	Securities Underlying Options (#)	All Other Compensation ($)
Constantine S. Macricostas Former Chief Executive Officer and Chairman of the Board (4)	2005	200,089(1)	150,000	2,518(5)	66,600(2)	30,000	40,000 (3)
	2004	205,000		4,292	58,740	5,000	
Michael J. Luttati Chief Executive Officer (4)	2005	171,730	190,000	1,112(5)		250,000	136,169 (6)
Paul J. Fego President and Chief Operating Officer (7)	2005	114,578(8)		500(5)			
	2004	327,692	54,640		17,300(9)		
	2003	294,808(10)		7,361		28,995	
Sean T. Smith Senior Vice President and Chief Financial Officer	2005	262,884	188,500	13,633(5)	14,560(11)	75,000	
	2004	230,769	39,640	16,276	17,300(9)		
	2003	206,366(10)		16,147		15,675	
Edwin L. Lewis Vice President, Secretary and General Counsel (12)	2005	216,538	75,000	8,306(5)	7,280(13)	30,000	
	2004	205,385	50,250	8,938			
	2003	101,250		7,000		15,000	

(1) Mr. Macricostas received $200,089 in fiscal 2005 pursuant to a Consulting Agreement.

(2) Mr. Macricostas also received 4,000 shares of restricted stock and 30,000 stock options as Chairman of the Board. The restricted stock award was granted on February 14, 2005. The closing price on February 14, 2005 was $16.65. There were no dividends and the restrictions lapsed quarterly over a one-year period.

(3) Represents fees received for serving as Chairman of the Board ($25,000 annual retainer and $2,500 per each Board meeting attended. There were 6 meetings in 2005 for which Directors received compensation).

(4) Mr. Macricostas became Chief Executive Officer effective February 23, 2004. Mr. Luttati replaced Mr. Macricostas as Chief Executive Officer on June 7, 2005.

(5) Represents (i) matching contributions made by the Company pursuant to the Company's 401(k) Savings and Profit Sharing Plan; and (ii) monthly car allowance paid by the Company or personal use of a Company car;. The matching 401(k) contributions made during fiscal year 2005 were as follows: Mr. Fego: $500; Mr. Smith: $4,442 and Mr. Lewis: $4,330. The car allowance paid by the Company or personal use of a Company car in the 2005 fiscal year was as follows: Mr. Macricostas: $2,518; Mr. Luttati: $1,112; Mr. Smith: $9,191 and Mr. Lewis: $3,976.

STOCK OPTIONS

The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company as well as other employees of the Company. The Board of Directors has approved the amendment of the stock option plans to provide for the issuance of stock appreciation rights. However, no stock appreciation rights were granted in 2005. The following table sets forth certain information with respect to (i) options granted to the Named Executives during the 2005 fiscal year and (ii) the value of such options at assumed annual rates of stock price appreciation.

The following table sets forth certain information with respect to options exercised during the 2005 fiscal year by the Named Executives and the value of options held by the Named Executives on October 30, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about shares of Photronics Common Stock that may be issued under the Company's equity compensation plans including compensation plans that were approved by the Company's shareholders as well as compensation plans that were not approved by the Company's shareholders. Information in the table is as of October 30, 2005.

CERTAIN AGREEMENTS

Mr. Constantine Macricostas and the Company entered into a 7 year consulting agreement dated July 11, 2005. The Company pays Mr. Macricostas $250,000 per year for his consulting services. The Company will also provide Mr. Macricostas with supplemental health insurance provided the premiums do not exceed $10,000 per year. Mr. Macricostas also has use of an automobile owned by the Company. On or after February 2007, Mr. Macricostas shall have the right to purchase the automobile from the Company for book value. During the term of the consulting agreement, Mr. Macricostas has agreed not to be employed by or otherwise engage in activities that compete with the Company’s business. Mr. Macricostas had been a party to a 5 year consulting agreement with the Company, dated April 18, 2003. Pursuant to the terms of that agreement, the Company paid Mr. Macricostas $175,000 per year for his consulting services.

Mr. Luttati and the Company entered into a 3 year employment agreement dated May 12, 2005. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. The Company pays Mr. Luttati a base salary of $475,000 per year. Mr. Luttati also has the opportunity to receive a performance based incentive bonus up to an amount equal to 100% of his base salary. The percentage may be increased to 125% of his base salary to reward extraordinary performance. For the fiscal year ending October 30, 2005, the percentage was prorated to reflect the fact that Mr. Luttati was not employed by the Company for the full year; however Mr. Luttati was entitled to receive a minimum bonus of $150,000. Mr. Luttati is entitled to participate in employee benefit plans and arrangements as established by the Company. Mr. Luttati is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If Mr. Luttati’s employment agreement is terminated by the Company for reasons other than “cause”, or Mr. Luttati resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices to a location which is more than 50 miles from its then current location without Mr. Luttati’s consent or reduction in his position causing it to be of materially less responsibility or a material reduction in Mr. Luttati’s base salary, or target bonus of 100% of his base salary without Mr. Luttati’s consent), Mr. Luttati will receive a payment equal to his base salary paid out over 18 months and Mr. Luttati’s stock options or similar rights will become immediately vested. The employment agreement also provides severance payments to Mr. Luttati over 24 months in the event of “involuntary termination” other than “cause” (including a resignation for “good reason”) following a “change in control”. The employment agreement also provides that the Company will pay Mr. Luttati a “gross up amount” under certain circumstances if taxes are reimposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Luttati has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 18 months thereafter.

Mr. Smith and the Company entered into a 3 year employment agreement dated February 20, 2003. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Smith is entitled to participate in employee benefit plans and arrangements as established by the Company. Mr. Smith is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than “cause,” or Mr. Smith resigns for “good reason,” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Mr. Smith’s consent or any reduction in his salary, or health benefits without Mr. Smith’s consent) Mr. Smith will receive a payment equal to his base salary (which is currently $275,000 paid out over 12 months). The agreement also provides severance payments for 18 months in the event of involuntary termination other than “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Smith’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Mr. Smith a “gross up amount” under certain circumstances if taxes are reimposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Smith has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Mr. Lewis and the Company entered into a 3 year employment agreement dated January 4, 2005. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Lewis is entitled to participate in employee benefit plans and arrangements as established by the Company. Mr. Lewis is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than “cause,” or Mr. Lewis resigns for “good reason,” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Mr. Lewis’s consent or any reduction in his salary, or health benefits without Mr. Lewis’s consent) Mr. Lewis will receive a payment equal to his base salary (which is currently $220,000 paid out over 12 months). The agreement also provides severance payments for 18 months in the event of involuntary termination other than “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Lewis’ stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Mr. Lewis a “gross up amount” under certain circumstances if taxes are reimposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Lewis has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

DIRECTORS' COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $25,000, in addition to a fee of $2,500 for each director's meeting attended and are granted a restricted stock award of 4,000 shares per year. The restrictions on these restricted stock awards lapse quarterly over the one-year service period. In January 2005, the Company issued a one-time stock option grant of 25,000 shares to the Chairman of the Board and 15,000 shares to all non-employee Directors with the exercise price of $14.56 per share, the fair market value of the common stock on the date of the grant. These options vested fully on July 1, 2005.

In fiscal 2005, Directors who were not employees of the Company also received a stock option grant of 5,000 shares of Common Stock. This grant was issued as part of their annual compensation. The exercise price for the option was $16.65 per share, the fair market value of the Common Stock on the date of the grant. Twenty-five percent (25%) of the options are exercisable after the first anniversary date of the grant, and on a cumulative basis, an additional twenty-five percent (25%) of the options are exercisable on each anniversary date thereafter (all options will be exercisable, if not previously exercised, on the 4th anniversary of the date of grant).

For fiscal 2006, in addition to their annual retainers, non-employee Directors will receive 4,000 shares of restricted stock as part of their annual compensation. Non-employee Directors will no longer receive stock options as part of their annual compensation. Directors who are also employees of the Company are not compensated for serving on the Board.

The Chairman of the Audit Committee receives an additional annual retainer of $65,000, and the Vice Chairman receives an additional annual retainer of $25,000. All other members of the Audit Committee (excluding the Chairman and Vice Chairman of the Audit Committee) receive an additional annual retainer of $10,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with Audit Committee and Board of Directors assignments. The Chairman of the Compensation Committee receives an additional annual retainer of $25,000, and the Vice Chairman receives an additional annual retainer of $5,000. The Chairman of the Investment Committee receives an additional annual retainer of $15,000.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was established in 1992 and is comprised of two of the independent, non-employee members of the Board of Directors. Neither of these individuals was an officer or employee of the Company at any time during fiscal 2005 or at any other time and neither of them have interlocking relationships as defined by the Securities and Exchange Commission. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of executive officers, considers their performance and makes recommendations regarding their cash compensation and stock options to the full Board of Directors. The Compensation Committee periodically reviews its approach to executive compensation and makes changes as appropriate.

The Compensation Committee’s philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company’s compensation practices should provide incentives and rewards for achieving or exceeding goals and for creating a return to the Company’s shareholders. The Compensation Committee uses three components to achieve these goals: base salary, bonuses and stock based awards. In 2004, the Compensation Committee retained Mercer Human Resource Consulting to assess the market competitiveness of the compensation of the Company’s executive officers and to evaluate the pay-for-performance criteria of the compensation program. Mercer Human Resource Consulting also made a presentation to the Compensation Committee on the trends in executive compensation.

On December 5, 2005, the Compensation Committee and the Board of Directors approved an annual cash bonus program which is designed to link incentive with performance. The bonus program is intended to provide incentives to eligible participants to grow the business of the Company both financially and strategically while also increasing shareholder value. The program will be effective for fiscal 2006.

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions and comparisons to other similarly situated companies. Bonuses, if any, are dependent upon an evaluation of the Company’s performance and achievement of its financial and other goals during the relevant period, and the achievement of specific objectives of each executive officer. The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company as well as other employees of the Company. In 2004, the Board of Directors approved the amendment of the stock option plans to provide for the issuance of stock appreciation rights which gave the Compensation Committee broader compensation alternatives. However, no stock appreciation rights were granted in 2004 or 2005. Stock options and restricted stock awards, which the Compensation Committee believes provide a strong link between executive compensation and shareholder return, are used to provide long-term incentives based on shareholder return.

In establishing compensation levels for the executive officers of the Company, including the Named Executives, the Compensation Committee considers compensation at companies in the electronics industries with similar levels of sales and capital. The companies considered were not necessarily the same as those included in the performance chart set forth in this Proxy Statement due to the difference in the size of the companies considered. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that its expectation of performance of the Company and its executive officers should allow executive compensation to fall within the median to 75th percentile of compensation of this comparison group. The Compensation Committee believes that its three-part approach results in a compensation program which is aligned with the Company’s needs and results and balances both short and long-term goals.

Section 162(m) of the Internal Revenue Code limits the Company’s ability to deduct certain compensation (in excess of $1,000,000 per year per person) paid to the Named Executives unless certain formal requirements are satisfied. The Compensation Committee believes however that its ability to subjectively evaluate executive officer performance is an important part of its function and its ability to provide incentives. Additionally compensation paid to the Named Executives has historically not exceeded deductibility limits under Section 162(m). Accordingly the Compensation Committee has not required that all compensation programs comply with Section 162(m) although the Compensation Committee considers compliance in establishing individual compensation components.

2005 EXECUTIVE COMPENSATION

Base salaries for executive officers of the Company are established primarily upon an evaluation of the executive officer’s position in the Company, competitive market practices, individual performance, level of responsibility and technical expertise. The base salaries for Mr. Smith and Mr. Lewis are set forth in their respective employment agreements which are described above under the caption Certain Agreements. Annual bonus and stock option awards are based on subjective and objective factors such as individual performance, position in the Company relative to other executive officers, length of service with the Company, competitive market practices, past contributions to the Company and expected future contributions and the Company's performance and achievement of its financial and other goals during the fiscal year and the achievement of specific objectives of each executive officer. In fiscal 2005, Mr. Smith received a bonus of $188,500. Mr. Smith also received 1,000 shares of restricted stock with a value of $14,560. The restricted stock was granted on January 17, 2005 and the closing price was $14.56. There were no dividends and the restrictions lapsed quarterly over a one year period. Mr. Smith also received 75,000 stock options. Mr. Lewis received a bonus of $75,000. Mr. Lewis also received 500 shares of restricted stock with a value of $7,280. The restricted stock was granted on January 17, 2005 and the closing price was $14.56. There were no dividends and the restrictions lapsed quarterly over a one year period. Mr. Lewis also received 30,000 stock options. Mr. Fego, who resigned from the Company on January 25, 2005, did not receive a bonus or any stock options for fiscal 2005.

2005 CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Macricostas is not an employee of the Company but is compensated pursuant to a consulting agreement (which is described above under the caption Certain Agreements) he entered into on April 18, 2003 which was amended and superseded on July 11, 2005. Mr. Macricostas served as Chief Executive Officer of the Company until June 7, 2005. In fiscal 2005, Mr. Macricostas received $200,089 pursuant to his consulting agreement referred to above. Mr. Macricostas received a bonus of $150,000 for his performance as Chief Executive Officer. This bonus was determined based on subjective and objective factors such as his individual performance, his position in the Company, length of service with the Company, competitive market practices, past contributions to the Company, and expected future contributions and the Company’s performance and achievement of its financial and other goals during the fiscal year and the achievement of Mr. Macricostas’ specific objectives. Mr. Macricostas also received $40,000 as Chairman of the Board for fiscal 2005 as well as 4,000 shares of restricted stock. The restricted stock was granted on February 14, 2005. The closing price was $16.65 and therefore the restricted stock had a value of $66,600. There were no dividends and the restrictions lapsed quarterly over a one-year period. Mr. Macricostas also received 30,000 stock options.

Mr. Luttati, who became Chief Executive Officer of the Company on June 7, 2005, received a salary of $171,730 and a bonus of $190,000 for fiscal 2005. Mr. Luttati’s base compensation is set forth in his employment agreement which is described above under the caption Certain Agreements. Pursuant to Mr. Luttati’s employment agreement, Mr. Luttati has the opportunity to receive a performance based incentive bonus up to an amount equal to 100% of his base salary. The percentage may be increased to 125% of his base salary to reward extraordinary performance. For fiscal 2005, Mr. Luttati received a bonus of 100% of his base salary pro-rated to reflect the fact that he joined the Company in June 2005. Mr. Luttati also received 250,000 stock options in fiscal 2005.

Respectfully submitted,

Walter M. Fiederowicz, Chairman

Joseph A. Fiorita, Jr.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2005, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2005, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 29, 2006. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent auditors for Photronics and its subsidiaries for the fiscal year ending October 29, 2006.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change at October 31(*) of the indicated year in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on (i) securities traded on the NASDAQ market, and (ii) publicly traded securities of companies which have indicated that their business falls within Standard Industrial Classification (SIC) Code 367 (Electronic Components and Accessories) (the "Peer Index"). The graph assumes that $100 was invested on October 31, 2000 in the Company's Common Stock; in the NASDAQ market index and in the Peer Index, and that all dividends were reinvested. Although the Company believes this graph reflects favorably on the Company, it does not believe that the comparison is necessarily useful in determining the quality of the Company's performance or in establishing executive compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. ("RagingWire"), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the Chairman of the Board of Directors of RagingWire, and his son, George Macricostas is a director and Executive Vice Chairman of Raging Wire. Since 2002, the Company has entered into additional contracts with RagingWire ranging from 12 months to 52 months to provide additional services. The decision to pursue an outsourced solution to satisfy the Company's network and communications needs was made by management, and the Company obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2005 fiscal year, the Company incurred expenses of $3.7 million for services provided to the Company by RagingWire.

Soo Hoo Jeong, an officer of the Company, who also serves as the Chairman, Chief Executive Officer and President of the Company's majority held subsidiary in Korea, PK Ltd. (“PKL”) is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company. In 2005, the Company purchased $13.6 million of photomask blanks from S&S Tech of which $1.8 million was owed to S&S Tech as of October 30, 2005.

The Company has an operating policy with the purpose of ensuring that contracts with entities in which any director, officer or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee, the Chief Executive Officer and Chief Financial Officer of the Company and the Company will obtain independent assessment of the commercial reasonableness of the contract as considered necessary.

The Company believes that the terms of the transactions described above with affiliated persons were negotiated at arm’s-length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

During fiscal 2005, the Company initiated a plan to acquire all of the outstanding shares of PKL. As part of the purchase of outstanding shares, the Company acquired 1,136,036 shares or 3.4% from employees, including officers, of PKL for 8,980 won per share or $8.70 U.S. dollars per share. Two of the employees from whom the shares were purchased were Soo Hoo Jeong the Chairman, Chief Executive Officer and President of PKL and Margaret Sakai, the Vice President and Chief Financial Officer of PKL and an officer of the Company. The total purchase price of $9.9 million from PKL employees represents a premium of approximately 15% per share above similar purchases of stock from other stockholders during the same time period.

OTHER MATTERS

As of the date of this proxy statement the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors and ten percent shareholders were satisfied.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report filed with the SEC on Form 10-K for the year ended October 30, 2005, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, on written request directed to the General Counsel, Photronics, Inc., 15 Secor Road, Brookfield, CT 06804.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting ADP-ICS, either by calling toll-free at (800) 542-1061, or by writing to ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Company's proxy statement for the 2007 Annual Meeting of Shareholders must be received by the Company no later than October 26, 2006 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. In addition, for shareholder proposals to be presented at the 2007 Annual Meeting of Shareholders without inclusion in the Company's proxy statement for that year, notice of such proposal must be received by the Company no later than January 10, 2007 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules). Proposals may be mailed to Photronics, Inc. to the attention of Edwin L. Lewis, Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

SOLICITATION OF PROXIES AND COSTS THEREOF

The Company has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm to assist the Company in soliciting proxies at this Annual Meeting for a fee of $5,500 plus reasonable expenses.

This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

February 24, 2006

Appendix A

PHOTRONICS, INC. 15 SECOR ROAD BROOKFIELD, CT 06804

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Photronics, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PHTRN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PHOTRONICS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	To elect the following 7 persons as Directors:
	01) Walter M. Fiederowicz 02) Joseph A. Fiorita, Jr. 03) Michael J. Luttati 04) Constantine S. Macricostas 05) George C. Macricostas 06) Willem D. Maris 07) Mitchell G. Tyson		☐	☐	☐	__________________________
						For	Against	Abstain
2.	To ratify selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 29, 2006.					☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The shares represented by this proxy will be voted (or not voted) on items 1 and 2 as directed by the shareholder, but if no direction is indicated, will be voted FOR each item. The Board of Directors recommends a vote FOR each of the Items.

Please sign as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark, sign, date and return this proxy card using the enclosed enveloped.

For address changes and/or comments, please check this box and write them on the back where indicated ☐

		YES	NO
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

PROXY

Photronics, Inc.

2006 Annual Meeting of Shareholders

April 4, 2006
____________________________________________________

The undersigned hereby appoints Sean T. Smith, Edwin L. Lewis, and Michael J. Luttati, or any one or more of them acting in the absence of the others, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or any of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2006 Annual Meeting of Shareholders of Photronics, Inc. to be held at 10:00 a.m. Eastern Standard Time on April 4, 2006 at the Company's headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804, and at any adjournments or postponements thereof.